Exhibit 5.1

June 15, 2018

Seaspan Corporation

Unit 2, 2nd Floor

Bupa Centre

141 Connaught Road West

Hong Kong

China

Re:	$250,000,000 5.50% Senior Notes due 2025

Ladies and Gentlemen:

We have acted as counsel to Seaspan Corporation, a Marshall Islands corporation (the “Issuer”), in connection with the preparation and filing by the Issuer of a registration statement (the “Registration Statement”) on Form F-4 under the Securities Act of 1933, as amended (the “Securities Act”), and any amendments thereto for the registration under the Securities Act of $250,000,000 in aggregate principal amount of the Issuer’s 5.50% Senior Notes due February 14, 2025 (the “Exchange Notes”), to be offered in exchange (the “Exchange Offer”) for $250,000,000 in aggregate principal amount of the Issuer’s outstanding unregistered 5.50% Senior Notes due February 14, 2025 (the “Old Notes”).

The Old Notes have been, and the Exchange Notes will be, issued under a Base Indenture, dated as of October 10, 2017 (the “Base Indenture”), between the Issuer and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a second supplemental indenture dated as of February 14, 2018 (the “Second Supplemental Indenture”), among the Issuer, certain of its subsidiaries, as guarantors, and the Trustee, a third supplemental indenture, dated as of February 22, 2018 (the “Third Supplemental Indenture”), among the Issuer, certain of its subsidiaries, as guarantors, and the Trustee, a fourth supplemental indenture, dated as of March 22, 2018 (the “Fourth Supplemental Indenture”), among the Issuer, certain of its subsidiaries, as guarantors, and the Trustee, a fifth supplemental indenture, dated as of March 26, 2018 (the “Fifth Supplemental Indenture”), among the Issuer, certain of its subsidiaries, as guarantors, and the Trustee, a sixth supplemental indenture, dated as of March 26, 2018 (the “Sixth Supplemental Indenture”), among the Issuer, certain of its subsidiaries, as guarantors, and the Trustee and a seventh supplemental indenture, dated as of June 8, 2018 (the “Seventh Supplemental Indenture” and, together with the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, the “Supplemental Indentures”), among the Issuer, certain of its subsidiaries, as guarantors, and the Trustee. As used herein, the term “Indenture” shall refer to the Base Indenture, as supplemented by the Supplemental Indentures.

The Exchange Notes will be guaranteed by each of the subsidiaries of the Issuer listed on Schedule I hereto (the “Guarantors”) pursuant to the terms of the Indenture. This opinion letter is rendered pursuant to Item 21(a) of Form F-4 and Item 601(b)(5) of Regulation S-K. The Indenture and the Exchange Notes are collectively referred to herein as the “Opinion Documents.” The Issuer and the Guarantors are collectively referred to herein as the “Opinion Parties.”

We have examined such certificates of public officials and certificates of officers of the Opinion Parties, and the originals (or copies thereof, certified or otherwise identified to our satisfaction) of such corporate documents, records and papers of the Opinion Parties, and such other documents, records and papers as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In connection with this examination, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Opinion Parties with respect to the accuracy of material factual matters contained therein which were not independently established.

Our opinions set forth herein are limited to the laws of the State of New York, and we do not express any opinion herein concerning any other laws. For purposes of our opinions set forth herein we have assumed, without conducting any independent research or investigation with respect thereto, that the Opinion Parties are validly existing and have the corporate or limited liability power and authority, as applicable, to execute and deliver the Opinion Documents and to perform their obligations thereunder. With respect to such matters, we understand that there has been filed with the Commission as exhibits to the Registration Statement opinions of (i) Reeder & Simpson, P.C., Marshall Islands counsel to the Issuer and the Guarantors organized in the Marshall Islands, (ii) Glinton Sweeting O’Brien, Bahamas counsel to the Guarantors organized in the Bahamas, (iii) Conyers Dill & Pearman, Bermuda counsel to the Guarantors organized in Bermuda, and (iv) Blake, Cassels & Graydon LLP, Canadian counsel to the Guarantors organized in Canada.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when executed by the Issuer and authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered in exchange for the Old Notes in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, (i) the Exchange Notes will constitute valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms and (ii) the related guarantees will constitute valid and binding obligations of the Guarantors enforceable against each of the Guarantors in accordance with their terms, in each case, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equitable principles (whether applied by a court of law or equity).

With your consent, we have assumed (a) that the Opinion Documents (i) have been authorized, executed and delivered by the parties thereto and (ii) constitute legally valid and binding obligations of the parties thereto other than the Issuer and the Guarantors and (b) the Trustee is in compliance, generally and with respect to acting as trustee under each of the Indentures, with all applicable laws and regulations. We express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of the nature or extent of the business of any parties to the Opinion Documents.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ White & Case LLP

Schedule I

Name of Guarantor	Jurisdiction
Seaspan 140 Ltd.	Marshall Islands
Seaspan Holding 140 Ltd.	Marshall Islands
Seaspan (Asia) Corporation	Marshall Islands
Seaspan Containership 2180 Ltd.	Marshall Islands
Seaspan Containership 2181 Ltd.	Marshall Islands
Seaspan Holdco I Ltd.	Marshall Islands
Seaspan Holdco II Ltd.	Marshall Islands
Seaspan Holdco III Ltd.	Marshall Islands
Seaspan Holdco IV Ltd.	Marshall Islands
Seaspan Investment I Ltd.	Marshall Islands
Seaspan Ship Management Ltd.	British Columbia, Canada
Seaspan Crew Management Ltd.	Bahamas
Seaspan Management Services Limited	Bermuda
Seaspan Advisory Services Limited	Bermuda